 ==============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                            STEAM CLEANING USA, INC.
                                ----------------
             (Exact name of registrant as specified in its charter)

   DELAWARE                                     11-3255619
   --------                                     ---------
  (State or other jurisdiction of          (I.R.S. Employer Identification No.)
  incorporation or organization)

                                68A Lamar Street
                          West Babylon, New York 11704
                       -----------------------------------
               (Address of Principal Executive Office) (Zip Code)

                         Commission File No.: 000-30734

                           Various Compensation Plans
                                -----------------
                            (Full title of the plan)

                           James W. Zimbler, President
                                68A Lamar Street
                          West Babylon, New York 11704
                        ---------------------------------
                     (Name and address of agent for service)

                                 (814) 235-6140
                          ----------------------------
          (Telephone number, including area code, of agent for service)
                                  -------------

                         CALCULATION OF REGISTRATION FEE

 ================================================================================
                                            Proposed         Proposed
Title of                   Amount           Maximum          Maximum                Amount of
Securities to              to be            Offering Price   Aggregate              Registration
Be Registered              Registered       Per Share (1)    Offering Price (1)     Fee
----------------           ---------        ------------      ----------------      ------------
Common Stock,              235,000          $0.10             $23,500               $2.16
par value $.0001
per share
-------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457, based on the closing price of the Common Stock, as reported by the OTC Bulletin Board, on April 1, 2003
-------------------------------------------------------------------------------
================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.  PLAN INFORMATION

         Pursuant to the Note to Part I of the Form S-8, the information required by Part I is not filed with the Securities and Exchange Commission.


ITEM 2.  INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         Registrant will provide without charge to each person to whom a copy of a Section 10(a) Prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference. Requests for such information should be directed to Steam Cleaning USA, Inc., 68A Lamar Street, West Babylon, New York 11704


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.
          -----------------------------------------------

         The following documents previously filed with the Commission pursuant to the 1934 Act are hereby incorporated in this prospectus by reference:

         1. Steam Cleaning, USA Inc., f/k/a TTI Holdings of America Corp., f/k/a Thermaltec International Corp.'s Annual Report on Form 10-K for the year ended September 30, 2001;

         2. Steam Cleaning, USA Inc., f/k/a TTI Holdings of America Corp., f/k/a Thermaltec International Corp. Inc.'s Quarterly Report on Form 10-QSB for the quarter ended December 31, 2002; and

         3. All reports filed by Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since September 5, 1997.

         All documents filed by Steam Cleaning, USA Inc., f/k/a TTI Holdings of America Corp., f/k/a Thermaltec International Corp., pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus. Any information incorporated by reference shall be modified or superseded by any information contained in this prospectus or in any other document filed later with the Commission, which modifies or supersedes such information. Any information that is modified or superseded shall become a part of this prospectus as the information has been so modified or superseded.

     We will provide without charge to each person to whom a prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless such exhibits are specifically incorporated by reference into such documents). Please direct such requests to James W. Zimbler, 68A Lamar Street, West Babylon, New York 11704, (631) 643-3454.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the time a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

         Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.


ITEM 4.  DESCRIPTION OF SECURITIES
         -------------------------

         Not applicable.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL
         --------------------------------------

     Michael S. Krome, Esq., the attorney passing on the validity of this filing is receiving 75,000 shares of common stock under this registration statement.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
         -----------------------------------------

         The Company is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law (the "DGCL"), which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee, or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee, or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. Section 145 of the DGCL provides further that a Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above or any claim therein, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. The certificate of incorporation of the Company provides for indemnification of its officers and directors to the full extent permitted by the DGCL.

         The certificate of incorporation also provides that directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.
          -----------------------------------

         Not applicable


ITEM 8.  EXHIBITS.
         --------

3.1               Articles of Incorporation of the Company, as amended (1)
3.2               By-laws of the Company, as amended (1)
5.1               Opinion of Michael S. Krome, Esq. (2)
23.1              Consent of Aaron Stein, CPA, Independent Auditor (2)
24.1              Consent of Michael S. Krome, Esq.(included in Exhibit 5.1)
99.1              Consulting Services Agreement between George L. Riggs, III, C.P.A., and Steam Cleaning USA, Inc. (2)


(1)      Incorporated  by reference from the Company's  Amended  Report on Form 10-SB,  filed with the Commission on
         April 7, 2000, and as amended thereafter, and incorporated herein by reference.

(2)      Filed Herewith


ITEM 9.  UNDERTAKINGS.

         The undersigned the Company hereby undertakes:

         (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus  required by Section  10(a)(3)
               of the Securities Act of 1933 (the "Securities Act");

                    (ii) To  reflect  in the  prospectus  any  facts  or  events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

                    (iii) To include any  material  information  with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
         (b) The undersigned the Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against pubic policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City, County and State of New York on April 2, 2003.

                              Steam Cleaning USA, Inc.

                              By:   /s/ James W. Zimbler
                              ------------------------------
                                James W. Zimbler


KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James W. Zimbler, his attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

Signature                            Title                               Date
----------                           -----                               ----
(1)  Principal Executive

/s/      James W. Zimbler           President                      April 2, 2003
----------------------------
         James W. Zimbler

(2)  Directors

/s/      Andy B. Mazzone            Chairman of the Board          April 2, 2003
----------------------------        of Directors
         Andy B. Mazzone

/s/      James W. Zimbler           Director                       April 2, 2003
----------------------------
         James W. Zimbler

/s/      Richard Likas              Director                       April 2, 2003
----------------------------
         Richard Likas

EXHIBIT INDEX
EXHIBIT NUMBER                      DESCRIPTION
---------------                     -----------

3.1               Amended Articles of Incorporation of the Company (1)
3.2               Bylaws of the Company (1)
5                 Opinion of Michael S. Krome, Esq. (2)
23.1              Consent of Aaron Stein, C.P.A., Independent Auditor (2)
24.1              Consent of Michael S. Krome (included in Exhibit 5.2)
99.1              Consulting Services Agreement between George L. Riggs, III, C.P.A., and Steam Cleaning USA, Inc. (2)

     (1) Incorporated by reference from the Company's Amended Report on Form
     10-SB, filed with the Commission on April 7, 2000, and as amended thereafter, and incorporated herein by reference.

     (2) Filed Herewith

OPINION OF MICHAEL S. KROME
Exhibit 5.1



                             Michael S. Krome, P.C.
                                 Attorney-at-Law
                                  8 Teak Court
                           Lake Grove, New York 11755
                                 (631) 737-8381


                                                                   April 2, 2003


Steam Cleaning USA, Inc.
68A Lamar Street
West Babylon, New York 11704

Dear Sirs:

         You have requested an opinion with respect to certain matters in connection with the filing by Steam Cleaning USA, Inc., (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the registration of 235,000 shares, par value $0.0001 per share (the "Shares"), for issuance pursuant to various agreements between the Company and the holders of the shares specified below.

         The shares to be covered by the Form S-8 include:

     1. 100,000 shares of common stock to be issued to George L. Riggs, III, C.P.A., pursuant to the Consulting Agreement between the parties;

     2. 25,000 shares of common stock to be issued to Jerry Rukin of Angincourt, Inc., as payment for expenses and services to the Corporation;

     3. 35,000 shares of common stock to be issued to Arnold Kling, Esq., for legal services performed on behalf of the Company; and

     4. 75,000 shares of common stock to be issued to Michael S. Krome, Esq., for legal services performed on behalf of the Company; and

         In connection with this opinion, we have examined and relied upon the Company's Amended Articles of Incorporation and By-Laws, the Minutes of the Meetings of the Board of Directors of the Company as well as the originals and copies, certified to my satisfaction, of such records, documents certificates, memoranda and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion contained herein. We have assumed the genuineness and authenticity of all documents submitted as originals, the conformity to the originals of all documents submitted to me as copies thereof and the due execution, delivery or filing of documents, where such execution, delivery or filling are a prerequisite to the effectiveness thereof.

         We have also reviewed the previous filings of the Company, and for the purposes of this opinion have relied upon the representations of the Company that it is current in its filings and that the filings are true and accurate representations of the state of the Company when the documents were filed. In addition, it has been represented by the shareholders being issued shares and states in any agreements, that none of the shares are being issued for services in connection with any offer or sale of securities in a capital raising or to directly or indirectly maintain a market for the securities of the Company.

         On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued in accordance with the Registration Statement and the Consulting Agreement, or Retainer Agreement, will be validly issued, fully paid and non-assessable shares of the Common Stock of the Company, and do not need to bear a restrictive legend upon them.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,


                                             Michael S. Krome

EXHIBIT 23.1(a)

CONSENT OF INDEPENDENT AUDITOR



                                Aaron Stein, CPA.
                               Woodmere, New York
                                 (516) 569-0520



I consent to the incorporation by reference in the registration statement of TTI Holdings of America Corp. (the "Company") on Form S-8 of my report dated February 11, 2002, on my audit of the consolidated financial statements of the Company as of September 30, 2001, and for each of the years in the two year period ended September 30, 2000, which report is included in the Company's Annual Report on Form 10-KSB.



/s/ Aaron Stein, CPA
Woodmere, New York
April 2, 2003

99.1
                              Consulting Agreement


THIS AGREEMENT made as of March __, 2003 between George Riggs, of (the "Consultant") and Steam Cleaning, USA, Inc. (the "Principal").

IN CONSIDERATION OF the mutual covenants, terms and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Services. The Consultant shall, during the Term (as defined below) provide certain accounting, and regulatory and financial advisory services (the "Services") to the Principal, at such times as the Principal may reasonably request.


2. Compensation. The Principal shall issue to the Consultant 100,000 shares of common stock of Steam Cleaning, USA, Inc. in addition to other consideration the Consultant may receive for the above services. The shares shall be issued immediately upon signing of this document. Concurrently with the issuance of the shares the Principal shall prepare and file with the Securities and Exchange Commissions a registration statement (S-8) which will include these shares so they will be able to "free trading" upon effectiveness of such registration statement. The Principal shall reimburse the Consultant for all reasonable expenses incurred in connection with this Agreement.

3.       Termination

         Upon any termination of this Agreement, the Consultant shall deliver to the Principal all written or descriptive matter which has been developed, maintained or copied by the Consultant in furtherance of this Agreement, or which may contain Confidential Information (as defined below), including, but not limited to files, lists, plans, papers, documents, tapes or any other such media.

3.       Confidential Information.

         For the purposes of this Agreement, the term "Confidential Information" means all information disclosed to, or acquired by, the Consultant, its employees or agents in connection with, and during the term of this Agreement which relates to the Principal's past, present and future research, developments, systems, operations and business activities, including, without limiting the generality of the foregoing:

(a) all items and documents prepared for, or submitted to, the Principal in connection with this Agreement, and

(b) all information specifically designated by the Principal as confidential;

(c) but shall not include any information which was known to the Consultant, its employees or agents prior to the date hereof, or which was or has been publicly disclosed.

4.       Rights in Data.

         All of the items prepared for or submitted to the Principal under this Agreement shall belong exclusively to the Principal.

5.       Warranties. The Consultant represents and warrants as follows:

(a) That it is under no obligation or restriction, nor will it assume any such obligation or restriction, which would in any way interfere or be inconsistent with, or present a conflict of interest concerning the services to be furnished by it under this Agreement.

(b) That any information disclosed by the Consultant to the Principal is not confidential and/or proprietary to the Consultant and/or any third party.


6. Notices. All notices, requests, demands or other communications required by this Agreement or desired to be given or made by either of the parties to the other hereto shall be given or made by personal delivery or by mailing the same in a sealed envelope, postage prepaid, registered mail, return receipt requested, and addressed to the parties at their respective addresses set forth above or to such other address as may, from time to time, be designated by notice given in the manner provided in this paragraph. Any notice or communication mailed as aforesaid shall be deemed to have been given and received on the third business day next following the date of its mailing. Any notice or writing delivered to a party hereto shall be deemed to have it been given and received on the day it is delivered, provided that if such day is not a business day, then the notice or communication shall be deemed to have been given and received on the business day next following such date.


7. Entire Agreement. This Agreement sets forth the entire Agreement between the parties hereto in connection with the subject matter hereof. No alteration, amendment or qualification of this Agreement shall be valid unless it is in writing and is executed by both of the parties hereto.

8. Severability. If any paragraph of this Agreement or any portion thereof is determined to be unenforceable or invalid by the decision of any court by competent jurisdiction, which determination is not appealed or appeal able, for any reason whatsoever, such unenforceability or invalidity shall not invalidate the whole Agreement, but the Agreement shall be construed as if it did not contain the particular provision held to be invalid and the rights and obligations of the parties shall be construed and enforced accordingly.

9. Further Assurances. The parties hereto covenant and agree that each shall and will, upon reasonable request of the other, make, do, execute or cause to be made, done or executed, all such further and other lawful acts, deeds, things, devices and assurances whatsoever for the better or more perfect and absolute performance of the terms and conditions of the this Agreement.

10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the of New York.


11. Relationship. The Consultant shall perform the Services as an independent contractor. Nothing contained in this Agreement shall be deemed to create any association, partnership, joint venture, or relationship of principal and agent or employer and employee between the parties hereto or to provide either party with the right, power or authority, whether express or implied, to create any such duty or obligation on behalf of the other party.

12. Construction. In this Agreement, except as otherwise expressly provided, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties referred to in each case require and the verb shall be read and construed as agreeing with the required word and pronoun.

13. Headings. The division of this Agreement into paragraphs and the use of headings are for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions.


IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.


------------------------------------ ------------------------------
Witness                              [name of
                                     officer]
                                     [title of
                                     officer]
                                     Steam    Cleaning,  USA, Inc.

------------------------------------ ------------------------------
Witness